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July 5, 1994



G. T. Capital Management, Inc.
50 California Street
27th Floor
San Francisco, CA 94111

RE:  Investment Management and Administration Fee
     Agreement for G.T. Global: Variable International Fund

Ladies and Gentlemen:

G.T. Global Variable Investment Series (the "Trust") has appointed G.T. Capital Management, Inc. ("G.T. Capital") to act as investment manager and administrator to a new fund organized as a series of the Trust, G.T. Global: Variable International Fund (the "Fund"), pursuant to the terms of the Investment Management and Administration Agreement between the Trust and G.T. Capital currently in effect (the "Management Agreement"). For providing services to the Fund pursuant to the Management Agreement, the Fund will pay G.T. Capital investment management and administration fees at the annualized rate of 1.00% of the Fund's average daily net assets. Such fees are to be calculated daily and paid monthly by the Fund.

Please indicate your agreement with the provisions of the foregoing paragraph by executing this letter in the space set forth for such execution below.

Sincerely,

G.T. GLOBAL VARIABLE INVESTMENT SERIES


By:  /s/ F. Christian Wignall
     ---------------------------------
     F. Christian Wignall
     Vice President

AGREED AND ACCEPTED:

G.T. CAPITAL MANAGEMENT, INC.


By:  /s/ James W. Tufts
     ---------------------------------
     James R. Tufts
     Vice President - Finance